Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Glucose Biosensor Systems (Greater China) Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 27, 2019, relating to the review of the consolidated financial statements of Glucose Biosensor Systems (Greater China) Holdings, Inc. and our report dated November 16, 2018, relating to the audit of the consolidated financial statements of Glucose Biosensor Systems (Greater China) Holdings, Inc., appearing in the Prospectus, constituting a part of its Registration Statement, as amended (‘File No. 000-1725430’).

We also consent to the reference to us under the caption ‘Experts’ in the Prospectus.

/s/ BDO

BDO East Coast Partnership

Sydney, NSW, Australia

July 3, 2019